Exhibit 23(d)(ii)

LWI FINANCIAL INC.

3055 Olin Avenue, Suite 2000

San Jose, California 95128

smcginnis@loringward.com

Direct (408) 260-3127

Fax (408) 423-0227

October 14, 2008

Board of Trustees

SA Funds - Investment Trust

3055 Olin Avenue

Suite 2000

San Jose, CA  95128

Dear Gentlemen:

Each fund listed on Schedule A (each, a “Fund”) is a series of SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”).  The Trust, on behalf of each Fund, has entered into an investment advisory and administrative services agreement with LWI Financial Inc. (“LWI”) whereby LWI provides investment advisory and administrative services to each Fund (the “Advisory Agreement”).

We hereby agree with respect to each Fund, for so long as this agreement is in effect, to waive the fees payable to us under the Advisory Agreement with respect to the Fund or to reimburse the operating expenses allocable to the Fund, to the extent that the Fund’s operating expenses (excluding interest, taxes, brokerage commissions and extraordinary expenses) (“Operating Expenses”) exceed, in the aggregate, the rate per annum, as set forth in Schedule A, as a percentage of the average daily net assets of such Fund.  With respect to the SA International Small Company Fund, Operating Expenses shall not include the expenses of any mutual fund in which the Fund may invest directly or indirectly.  All amounts waived or reimbursed may be subject to recapture pursuant to the terms of the Advisory Agreement.

These foregoing expense limitations, effective November 1, 2008, will extend in their entirety the limitations set forth in the letter agreement between us dated February 23, 2007, which will remain in effect until July 15, 2012 for each Fund other than the SA U.S. Fixed Income Fund, SA Emerging Markets Fund, and SA Real Estate Securities Fund for which this agreement will remain in effect until February 28, 2017.  This agreement may only be amended or terminated with the approval of the Trust’s Board of Trustees.

Board of Trustees

SA Funds – Investment Trust

October 14, 2008

This agreement is subject to the terms and conditions of the Advisory Agreement and shall be governed by, and construed and enforced in accordance with the laws of the State of California, except insofar as federal laws and regulations are controlling.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Sincerely,
LWI FINANCIAL INC.

By:	/s/ Robert P. Herrmann
Robert P. Herrmann, President

The foregoing agreement is hereby

accepted as of October 14, 2008:

SA FUNDS – INVESTMENT TRUST

  on behalf of each Fund listed in

  Schedule A to this Agreement

By:	/s/ Steven K. McGinnis
Steven K. McGinnis, Vice President

Board of Trustees

SA Funds – Investment Trust

October 14, 2008

SCHEDULE A

FUND NAME	FEE CAP
SA Fixed Income Fund	0.85%
SA U.S. Fixed Income Fund	0.65%
SA U.S. Market Fund	1.00%
SA U.S. Value Fund	1.05%
SA U.S. Small Company Fund	1.20%
SA International Value Fund	1.45%
SA International Small Company Fund	1.10%
SA Real Estate Securities Fund	1.00%
SA Emerging Markets Value Fund	1.45%